Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description of the common stock of CVD Equipment Corporation (referred to as “the Company”, “we”, “us” and “our” unless specified otherwise) is based upon relevant provisions of the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Company’s Amended and Restated Bylaws (the “Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Certificate of Incorporation, which is incorporated herein by reference to Exhibit 3.1 on our Current Report on Form 8-K filed on December 14, 2016, and Bylaws, which is incorporated herein by reference to Exhibit 3.5 to our Current Report on Form 8-K filed on October 11, 2016.

Authorized Capital Stock

The Company’s authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share. All outstanding shares of common stock are fully paid and non-assessable.

Description of Common Stock

Voting Rights. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders, and do not have cumulative voting rights. Except as otherwise provided by statute or by the Certificate of Incorporation, any corporate action, other than the election of directors to be taken by vote of the shareholders, shall be authorized by a majority of votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon, while directors shall be elected by a plurality of the votes cast.

Dividends. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion, from funds legally available therefore.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.

Preemptive and Redemption Rights. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption rights with respect to such shares.